UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

COVISINT CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number: 001-36088

Michigan (State or other jurisdiction of incorporation or organization)	26-2318591 (I.R.S. Employer Identification No.)
One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)
Registrant’s telephone number, including area code (313) 227-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers; Appointment of Chief Executive Officer

On May 22, 2014, Covisint Corporation (the "Company") announced that the board of directors of the Company appointed Samuel M. Inman, III as permanent President and Chief Executive Officer (“CEO”) effective immediately.  The Company's press release announcing Mr. Inman's appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Inman, age 63, has served as a director of Covisint since January, 2014, and as interim President and Chief Executive Officer of Covisint since March 2014. From April 2011 to May 22, 2014, Mr. Inman has served as an independent consultant providing advice to the management and boards of directors of technology companies. From April 2008 through April 2011, Mr. Inman was President and CEO of Comarco Wireless Technologies, Inc. a technology company with extensive intellectual property for power adapter products. Mr. Inman has extensive experience in the management of technology companies including being CEO of Viking Components, Inc. and Centura Software Corporation. Mr. Inman has been a director of Comarco Wireless Technologies, Inc. (CMRO); Centura Software Corporation (CNTR); and Objectshare, Inc. (OBJS).

As CEO, Mr. Inman will receive an annual salary of $480,000, and he is eligible for a target annual cash bonus of one times his annual salary. He will also be awarded a non-qualified employee stock option to purchase 1,124,715 shares of Covisint stock, which will vest in equal parts on the first three anniversaries of the grant date. The option will be granted on a date to be determined by the Compensation Committee of the board.

Item 9.01: Financial Statements and Exhibits

(c) Exhibits.

99.1     Press Release, dated May 22, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVISINT CORPORATION

Date:	May 29, 2014	By:	/s/ Michael A. Sosin
		Name:	Michael A. Sosin
		Title:	Vice President, General Counsel and Secretary